Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS JUNE QUARTERLY RESULTS WITH

$0.96 DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS

VALLEY FORGE, PA, July 21, 2005 — AmerisourceBergen Corporation (NYSE: ABC) today reported results for its fiscal third quarter ended June 30, 2005. The following results are presented in accordance with U.S. generally accepted accounting principles (GAAP).

Fiscal Third Quarter Highlights

•	Diluted earnings per share from continuing operations of $0.96.

•	Record operating revenue of $12.6 billion, up 4 percent.

•	Cash flow from operations of $58 million.

•	Record low interest expense of $11.3 million, down 58 percent.

•	Announced $450 million share repurchase program — $94 million purchased in the quarter.

Fiscal First Nine Months Highlights

•	Diluted earnings per share from continuing operations of $2.51, before the cumulative effect of accounting change.

•	Record operating revenue of $37.0 billion, up 1 percent.

•	Cash flow from operations of $1.25 billion.

“AmerisourceBergen delivered solid results in the quarter as we began to overcome a challenging transition year,” said R. David Yost, AmerisourceBergen’s Chief Executive Officer. “Operating revenue was up 4 percent despite two customer losses that accounted for more than 8 percent of operating revenue in last fiscal year’s third quarter. We are making solid progress in converting to a fee-for-service model with our manufacturers and continue to expect to have this model change substantially complete by the end of calendar year 2005. With lower inventories and disciplined working capital management, we continue to generate cash and have the strongest balance sheet in our history. We remain enthusiastic about the future as we gain traction around our margin enhancement activities, continue the rapid growth of our specialty business, complete our new distribution network, capture new generic opportunities, and look to fully participate in the growth generated in 2006 by the Medicare Modernization Act.”

Discussion of Results

In the June quarter of fiscal 2005, AmerisourceBergen’s operating revenue was a record $12.6 billion compared to $12.1 billion in the same period last year, a 4 percent increase. Bulk deliveries in the quarter increased 28 percent to $1.2 billion. In the fiscal 2004 third quarter, operating revenue and cost of goods sold were reduced by $320 million due to a change in the Company’s accounting for customer returns.

Consolidated operating income in the June 2005 quarter declined 33 percent to $168.6 million compared to the prior year’s third quarter. A $21.3 million gain from settlements of antitrust cases involving drug manufacturers, less a $3.7 million charge for facility consolidations and employee severance, a $6.6 million charge for a generic manufacturer’s bankruptcy, and a $6.9 million charge for product rationalization in the Company’s technology business had a net positive impact on consolidated operating income in the fiscal 2005 third quarter. Operating income in the third quarter of fiscal 2004 was positively impacted by a $38.0 million gain from an antitrust case and negatively impacted by a charge for facility consolidations and employee severance of $1.6 million.

Interest expense in the third quarter of fiscal 2005 was a record low $11.3 million compared to $26.8 million in the prior year’s third quarter, a 58 percent decrease driven by net debt reduction.

Fiscal 2004 third quarter results also were impacted by a $23.6 million charge for the early retirement of debt and a gain of $4.9 million as a result of a liquidating dividend from one of the Company’s technology equity investments.

The Company’s tax rate in the third quarter of fiscal 2005 was 36.4 percent, down from 38.5 percent in the same quarter in fiscal 2004 due to the resolution of certain federal and state income tax issues.

Diluted earnings per share from continuing operations were $0.96 in the third quarter of fiscal 2005, compared to $1.10 in the previous fiscal year’s third quarter. Included in the third quarter fiscal 2005 results is a gain of $0.13 per diluted share due to the antitrust settlements. The third quarter of fiscal 2005 also included losses per diluted share of $0.02 for facility consolidations and employee severance, $0.04 for the generic manufacturer’s bankruptcy, and $0.04 for the technology product rationalization. The lower tax rate in the June quarter of fiscal 2005 positively impacted the diluted earnings per share in the quarter by $0.03.

Weighted average diluted shares outstanding for the third quarter of fiscal year 2005 were 104.4 million, a reduction from 118.2 million in the same period last year primarily due to the Company’s share repurchase programs.

Discontinued operations in the June quarter reflect a $5.1 million loss, net of tax, from the operations and sale of the assets of the Company’s Bridge Medical, Inc. bedside point-of-care technology business, which was announced in June and completed in early July.

For the first nine months of fiscal 2005, AmerisourceBergen’s operating revenue was a record $37.0 billion compared to $36.7 billion for the same period last year, a 1 percent increase. Bulk deliveries in the nine-month period increased 18 percent to $3.6 billion.

Consolidated operating income in the first nine months of the fiscal year declined 34 percent to $481.9 million primarily due to reduced buy-side profits in the pharmaceutical distribution segment.

For the first nine months of fiscal 2005, diluted earnings per share from continuing operations before the cumulative effect of the change in accounting were $2.51, compared to $3.29 in the same nine-month period last year. The impact of this change in accounting, effective at the beginning of fiscal 2005, is a one-time cumulative effect charge of $10.2 million, net of tax, or $0.09 per diluted share, which is reflected in the nine-month results ended June 30, 2005.

“During the quarter we gained traction in a number of our initiatives to improve operating margins and better position us for the opportunities ahead,” said Kurt J. Hilzinger, AmerisourceBergen’s President and Chief Operating Officer. “Our transition to fee-for-service relationships continues on plan as we sign agreements with manufacturers and expect that a large majority of our manufacturer-contributed margin will not be contingent on manufacturer’s price increases by the end of calendar 2005.

“AmerisourceBergen Specialty Group continued its excellent performance in the quarter with annualized operating revenue of more than $6.5 billion. Led by its market-leading oncology business, with strong performances in plasma and nephrology, its specialty distribution businesses had outstanding growth. Its pharmaceutical commercialization businesses also had a solid quarter as they added manufacturer customers.

“In the Drug Corporation, our OptimizTM program, which is designed to lower our operating costs, continued on schedule and on budget. Our new Chicago facility, the fourth of our six new distribution centers, opened during the quarter and is fully operational. We expect to open Kansas City this fall, and will have completed the consolidation of six older and less efficient facilities by the end of the fiscal year as planned. Our generics program was a significant contributor in the quarter and our customer-focused Transform program continues to gain momentum.

“In July we commenced a strategic outsourcing relationship with IBM Global Services, which includes the outsourcing of a significant portion of the Company’s corporate and Drug Corporation information technology activities. The relationship provides AmerisourceBergen greater speed and flexibility in the use and development of technology, improved information technology scale and direct access to emerging technologies. We also expect greater cost efficiency, faster product development cycles, and expanded capability for our customers and suppliers.”

“In our PharMerica segment, we continue to face a difficult and competitive long-term care environment, especially around market pricing and government reimbursement. At the same time we are actively involved in cost reduction efforts and preparation for the impact of Medicare Part D, which takes effect in January 2006. Our new customer-facing technology continues to win new customers in our long-term care business” said Hilzinger.

Segment Review

AmerisourceBergen operates in two segments: Pharmaceutical Distribution (which includes the operations of AmerisourceBergen Drug Corporation and AmerisourceBergen Specialty, Technology and Packaging groups) and PharMerica (which includes the long-term care pharmacy and workers’ compensation businesses). Intersegment sales of $215.2 million in the third quarter of fiscal 2005 from AmerisourceBergen Drug Corporation to PharMerica, which are included in the Pharmaceutical Distribution segment operating revenue, are eliminated for consolidated reporting purposes.

Pharmaceutical Distribution Segment

Record operating revenue of $12.4 billion in the third quarter of fiscal 2005 was up 4 percent compared to the same quarter in the previous fiscal year.

Lower than anticipated buy-side contribution due to the ongoing transition to a new manufacturer compensation model based on fee-for-service reduced gross profit and operating margins compared to this quarter last fiscal year.

Pharmaceutical Distribution customer mix in the third quarter of fiscal 2005 was 58 percent institutional and 42 percent retail.

PharMerica

PharMerica’s operating revenue for the third quarter of fiscal 2005 was $393.0 million, up slightly compared to the previous year’s third quarter. Operating income for the third quarter of fiscal

2005 was $20.6 million, down 34 percent from $31.4 million for the same quarter last year reflecting strong competitive pricing, government reimbursement pressure in third quarter 2005 and a $4.6 million debt recovery from a customer in the third quarter of 2004. Higher expenses in the June quarter of 2005 were due primarily to adverse health benefit costs. The Company continues to expect revenues in the segment to be flat for the 2005 fiscal year, with operating margins expected to be in the the 6 percent to 7 percent range.

Looking Ahead

“For fiscal year 2005, we expect operating revenue growth to be 1 percent to 2 percent, and diluted earnings per share from continuing operations before the cumulative effect of an accounting change to be between $3.30 and $3.50 on a GAAP basis, the upper end of our previous range of $3.10 to $3.50,” said Yost. “Also we expect the fourth quarter of fiscal 2005 to be negatively impacted by between $10 million and $13 million in expenses due to the outsourcing of our information technology activities to IBM, offset by the positive impact of an expected antitrust litigation settlement.”

“We continue to estimate that diluted earnings per share in fiscal 2006 will be between $3.60 and $4.40, also on a GAAP basis. The bottom of the range reflects pharmaceutical market growth in the high single digits and the full-year impact of fiscal 2005 capital deployment initiatives. The top of the range depends on our ability to improve our pharmaceutical distribution operating margin, expected to be in the 100 to 110 basis points range in fiscal 2005, by 30 basis points through margin enhancement activities. We are currently in the middle of our extensive annual planning process, and we expect to update our guidance for fiscal year 2006 in early November, when we announce results for fiscal year 2005.”

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Standard Time on July 21, 2005. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Executive Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in: 612-326-1027, no access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 2:30 p.m. July 21, 2005 until 11:59 p.m. July 28, 2005. The Webcast replay will be available for 30 days.

To access the replay via telephone:

Dial in:	(800) 475-6701 from within the U.S., access code: 788122
(320) 365-3844 from outside the U.S., access code: 788122

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation, bedside medication safety systems, and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $54 billion in revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #23 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing AmerisourceBergen’s future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; regulatory changes; changes in U.S. government policies (including changes in government policies pertaining to drug reimbursement); changes in market interest rates; operational difficulties arising from AmerisourceBergen’s outsourcing of information technology activities; and other economic, business, competitive, legal, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these and other risk factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2004.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30, 2005	% of Operating Revenue	Three Months Ended June 30, 2004	% of Operating Revenue	% Change
Revenue:
Operating revenue	$12,603,893	100.00%	$12,099,815	100.00%	4%
Bulk deliveries to customer warehouses	1,228,073		956,598		28%

Total revenue	13,831,966		13,056,413		6%

Cost of goods sold	13,329,897		12,484,345		7%

Gross profit	502,069	3.98%	572,068	4.73%	-12%

Operating expenses:
Distribution, selling and administrative	310,112	2.46%	298,970	2.47%	4%
Depreciation and amortization	19,602	0.16%	19,233	0.16%	2%
Facility consolidations and employee severance	3,747	0.03%	1,550	0.01%	142%

Operating income	168,608	1.34%	252,315	2.09%	-33%

Other loss (income)	291	0.00%	(4,909)	-0.04%	N/A

Interest expense	11,271	0.09%	26,844	0.22%	-58%
Loss on early retirement of debt	—	0.00%	23,592	0.19%	N/A

Income from continuing operations before taxes	157,046	1.25%	206,788	1.71%	-24%

Income taxes	57,202	0.45%	79,613	0.66%	-28%

Income from continuing operations	99,844	0.79%	127,175	1.05%	-21%

Loss from discontinued operations, net of taxes	(5,067)		(1,400)

Net income	$94,777	0.75%	$125,775	1.04%	-25%

Earnings per share:
Basic
Continuing operations	$0.96		$1.13		-15%
Discontinued operations	$(0.05)		$(0.01)

Net income	$0.91		$1.12		-19%

Diluted
Continuing operations	$0.96		$1.10		-13%
Discontinued operations	(0.05)		(0.01)

Net income	$0.91		$1.09		-17%

Weighted average common shares outstanding:
Basic	103,782		111,956
Diluted	104,420		118,156

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Nine Months Ended June 30, 2005	% of Operating Revenue	Nine Months Ended June 30, 2004	% of Operating Revenue	% Change
Revenue:
Operating revenue	$37,047,741	100.00%	$36,681,609	100.00%	1%
Bulk deliveries to customer warehouses	3,611,227		3,064,951		18%

Total revenue	40,658,968		39,746,560		2%

Cost of goods sold	39,200,558		38,070,825		3%

Gross profit	1,458,410	3.94%	1,675,735	4.57%	-13%

Operating expenses:
Distribution, selling and administrative	900,183	2.43%	890,483	2.43%	1%
Depreciation and amortization	60,303	0.16%	53,613	0.15%	12%
Facility consolidations and employee severance	10,717	0.03%	5,319	0.01%	101%
Impairment charge	5,259	0.01%	—	0.00%	N/A

Operating income	481,948	1.30%	726,320	1.98%	-34%

Other income	(1,150)	0.00%	(5,985)	-0.02%	N/A

Interest expense	47,868	0.13%	89,222	0.24%	-46%
Loss on early retirement of debt	1,015	0.00%	23,592	0.06%	N/A

Income before taxes, discontinued operations, and cumulative effect of change in accounting	434,215	1.17%	619,491	1.69%	-30%

Income taxes	163,636	0.44%	238,504	0.65%	-31%

Income from continuing operations before cumulative effect of change in accounting	270,579	0.73%	380,987	1.04%	-29%

Loss from discontinued operations, net of taxes	(15,263)		(4,586)
Cumulative effect of change in accounting, net of taxes	(10,172)		—

Net income	$245,144	0.66%	$376,401	1.03%	-35%

Earnings per share:
Basic
Continuing operations	$2.55		$3.41		-25%
Discontinued operations	(0.14)		(0.04)
Cumulative effect of change in accounting	(0.10)		—

Net income	$2.31		$3.37		-31%

Diluted
Continuing operations	$2.51		$3.29		-24%
Discontinued operations	(0.14)		(0.04)
Cumulative effect of change in accounting	(0.09)		—

Net income	$2.28		$3.25		-30%

Weighted average common shares outstanding:
Basic	106,316		111,837
Diluted	108,761		118,044

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2005	September 30, 2004
ASSETS

Current assets:
Cash and cash equivalents	$993,731	$871,343
Accounts receivable, net	2,455,124	2,260,973
Merchandise inventories	4,533,744	5,135,830
Prepaid expenses and other	19,316	27,243

Total current assets	8,001,915	8,295,389

Long-term assets	3,405,046	3,358,614

Total assets	$11,406,961	$11,654,003

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,467,417	$4,947,037
Current portion of long-term debt	1,464	281,360
Other current liabilities	801,454	875,511

Total current liabilities	6,270,335	6,103,908

Long-term debt, less current portion	856,068	1,157,111

Other liabilities	96,193	53,939

Stockholders’ equity	4,184,365	4,339,045

Total liabilities and stockholders’ equity	$11,406,961	$11,654,003

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended June 30, 2005	Nine Months Ended June 30, 2004
Operating Activities:
Net income	$245,144	$376,401
Non-cash items	137,509	138,817
Changes in operating assets and liabilities	867,897	146,154

Net cash provided by operating activities	1,250,550	661,372

Investing Activities:
Capital expenditures	(163,592)	(143,931)
Cost of acquired companies, net of cash acquired and other	(3,460)	(67,960)
Proceeds from sale-leaseback transactions	22,211	—
Proceeds from sale of discontinued operations	3,560	—

Net cash used in investing activities	(141,281)	(211,891)

Financing Activities:
Long-term debt repayments	(280,000)	(353,425)
Exercise of stock options	91,773	14,578
Cash dividends on common stock	(7,992)	(8,416)
Purchase of common stock	(786,192)	—
Deferred financing costs and other	(4,470)	917

Net cash used in financing activities	(986,881)	(346,346)

Increase in cash and cash equivalents	122,388	103,135

Cash and cash equivalents at beginning of period	871,343	800,036

Cash and cash equivalents at end of period	$993,731	$903,171

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,
Operating Revenue	2005	2004	% Change
Pharmaceutical Distribution	$12,426,079	$11,921,561	4%
PharMerica	393,031	390,332	1%
Intersegment eliminations	(215,217)	(212,078)	-1%

Operating revenue	$12,603,893	$12,099,815	4%

	Three Months Ended June 30,
Operating Income	2005	2004	% Change
Pharmaceutical Distribution	$130,486	$184,454	-29%
PharMerica	20,600	31,406	-34%
Facility consolidations and employee severance	(3,747)	(1,550)	-142%
Gain on litigation settlements	21,269	38,005	-44%

Operating income	$168,608	$252,315	-33%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	2.96%	3.49%
Operating expenses	1.91%	1.94%
Operating income	1.05%	1.55%

PharMerica
Gross profit	28.67%	30.24%
Operating expenses	23.43%	22.19%
Operating income	5.24%	8.05%

AmerisourceBergen Corporation
Gross profit	3.98%	4.73%
Operating expenses	2.65%	2.64%
Operating income	1.34%	2.09%

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Nine Months Ended June 30,
Operating Revenue	2005	2004	% Change
Pharmaceutical Distribution	$36,536,623	$36,146,896	1%
PharMerica	1,169,742	1,184,850	-1%
Intersegment eliminations	(658,624)	(650,137)	-1%

Operating revenue	$37,047,741	$36,681,609	1%

	Nine Months Ended June 30,
Operating Income	2005	2004	% Change
Pharmaceutical Distribution	$381,736	$605,554	-37%
PharMerica	76,094	88,080	-14%
Facility consolidations and employee severance	(10,717)	(5,319)	-101%
Gain on litigation settlements	40,094	38,005	5%
Impairment charge	(5,259)	—	N/A

Operating income	$481,948	$726,320	-34%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	2.97%	3.53%
Operating expenses	1.92%	1.85%
Operating income	1.04%	1.68%

PharMerica
Gross profit	28.54%	30.60%
Operating expenses	22.03%	23.16%
Operating income	6.51%	7.43%

AmerisourceBergen Corporation
Gross profit	3.94%	4.57%
Operating expenses	2.64%	2.59%
Operating income	1.30%	1.98%

AMERISOURCEBERGEN CORPORATION

EARNINGS PER SHARE

(In thousands, except per share data)

(unaudited)

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus the dilutive effect of stock options. Additionally, the diluted earnings per share calculation considers the convertible subordinated notes as if converted and, therefore, the effect of interest expense related to those notes is added back to net income in determining income from continuing operations available to common stockholders.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Income from continuing operations, before cumulative effect of change in accounting	$99,844	$127,175	$270,579	$380,987
Interest expense - convertible subordinated notes, net of income taxes	—	2,530	2,539	7,590

Income from continuing operations available to common stockholders	$99,844	$129,705	$273,118	$388,577

Weighted average common shares outstanding - basic	103,782	111,956	106,316	111,837
Effect of dilutive securities:
Options to purchase common stock	638	536	513	543
Convertible subordinated notes	—	5,664	1,932	5,664

Weighted average common shares outstanding - diluted	104,420	118,156	108,761	118,044

Earnings per share:
Basic
Continuing operations	$0.96	$1.13	$2.55	$3.41
Discontinued operations	(0.05)	(0.01)	(0.14)	(0.04)
Cumulative effect of change in accounting	—	—	(0.10)	—

Net income	$0.91	$1.12	$2.31	$3.37

Diluted
Continuing operations	$0.96	$1.10	$2.51	$3.29
Discontinued operations	(0.05)	(0.01)	(0.14)	(0.04)
Cumulative effect of change in accounting	—	—	(0.09)	—

Net income	$0.91	$1.09	$2.28	$3.25

AMERISOURCEBERGEN CORPORATION

CHANGE IN ACCOUNTING

(UNAUDITED)

Effective October 1, 2004, the Company changed its method of recognizing cash discounts and other related manufacturer incentives. The Company previously recognized cash discounts as a reduction of cost of goods sold when earned, which was primarily upon payment of vendor invoices. The Company now records cash discounts as a component of inventory cost and recognizes such discounts as a reduction to cost of goods sold upon the sale of the inventory. In connection with the Company’s transition to a fee-for-service model, the Company believes the change in accounting method provides a more objectively determinable method of recognizing cash discounts and a better matching of inventory cost to revenue, as inventory turnover rates are expected to continue to improve.

The Company recorded a $10.2 million cumulative effect of change in accounting (net of tax of $6.3 million) in the consolidated statement of operations for the nine months ended June 30, 2005. This $10.2 million cumulative effect adjustment reduced diluted earnings per share by $0.09 for the nine months ended June 30, 2005. The accounting change is incorporated in the Company’s results for the three months ended June 30, 2005, and the change improved earnings from continuing operations in the June quarter by approximately $0.9 million, net of tax, and had no impact on diluted earnings per share from continuing operations. The accounting change improved earnings from continuing operations in the nine months ended June 30, 2005 by approximately $9.8 million, net of tax, or $0.08 per diluted share from continuing operations.

The pro forma effect of this accounting change on prior periods is as follows:

(in thousands, except per share data)	Three Months Ended June 30, 2004	Nine Months Ended June 30, 2004
Income from continuing operations before cumulative effect of change in accounting:
As Reported	$127,175	$380,987
Pro Forma	$131,426	$380,761

Net income:
As Reported	$125,775	$376,401
Pro Forma	$130,026	$376,175

Basic earnings per share from continuing operations:
As Reported	$1.13	$3.41
Pro Forma	$1.17	$3.40

Diluted earnings per share from continuing operations:
As Reported	$1.10	$3.29
Pro Forma	$1.13	$3.29